Exhibit 10.1
April 28, 2008
Phoebe A. Wood
1045 Alta Vista Road
Louisville, KY 40205
Dear Phoebe:
I am delighted that you have agreed to cooperate after your retirement in the transition of the Chief Financial Officer role and functions at Brown-Forman Corporation (“Company”). This Letter of Cooperation (“Agreement”) confirms our understandings about the transition.
     1. Effective April 30, 2008, your employment with the Company will end. The term of this Agreement will be from May 1, 2008 (or such later effective date as referenced in Section 5 below) through April 30, 2009.
     2. During the term of this Agreement, you agree to be available at reasonable times and places to consult with the Company concerning Finance Department and Company financial matters and transition issues including without limitation: financial and capital management policies and practices; financial reporting, Sarbanes-Oxley compliance and certification and certification related matters for periods through April 30, 2008; banking, borrowing, hedging and other financing and financial transactions; transitioning financial analyst, investment banking and other stakeholder relationships; other transition issues with the Audit Committee, Treasury, Corporate Development and special projects; and such other matters as the Company may reasonably request. These arrangements, and the specific topics of consultation, will be conducted by and through Don Berg, who will serve as your contact person at the Company. We agree that this transition cooperation will consume on average no more than 20% of a normal work week and acknowledge that the cooperation may at times need to occur via telephone and electronic means and at night or on weekends so as not to unreasonably interfere with your ability to fulfill other business obligations you might have or hereafter assume. You agree to exercise reasonable diligence and best efforts in providing these services, all in compliance with the Company’s core values, Code of Conduct and the other management policies with which you are familiar. In providing these services, you will be acting as an independent contractor and nothing herein shall be construed to create or continue an employment relationship between you and the Company after April 30, 2008.
     3. You agree effective immediately and for the term of this Agreement not to accept employment or serve as a Board member of, or consultant to, or to have any other advisory relationship with, (other than as an owner of less than 1% of its stock or as a consumer of its

Phoebe A. Wood
April 28, 2008

products), any Supplier of wine or spirits (that term being broadly defined as any producer, manufacturer, brand owner, or primary brand marketer) or importer of wine or spirits, either in the U.S. or globally.
     4. In exchange for the promises, benefits and commitments set forth in this Agreement, you agree to the following additional understandings, which understandings shall survive and continue in full force and effect after the termination of this Agreement:
     (a) You will not, directly or indirectly, individually or with others take any action or make any statement or issue any communication that has the intent or reasonably foreseeable effect of disparaging, undermining or negatively reflecting on (i) the Company or its Directors or Officers, individually or as a group; (ii) other employees (not Directors or Officers) of Brown-Forman, subject to an exception for statements of fact or opinion about such employees that do not relate to, and are not informed by, contact with that person at Brown-Forman), individually or as a group and except for references for future jobs that are requested by such employees if they are at that time former Brown-Forman employees; (iii) any of the Company’s products, assets, businesses, reporting practices, accounting or financial practices, relations with customers, vendors or consumers; or, the Company’s other stakeholders except for statements of fact or opinion about such stakeholder that do not relate to, and are not informed by, contact with that stakeholder at Brown-Forman; provided, however, that nothing in this or the following subsection will limit the statements you can make or actions you can take at the request of or with the approval of Don Berg during the term of this Agreement, prevent you from providing truthful answers, under oath, in response to a subpoena from any judicial or governmental authority, discussing any person or the Company generally with your own legal counsel in a context that you reasonably expect that attorney to maintain confidentiality under the attorney-client privilege; nor shall this subsection require you to personally consume the Company’s brands or affirmatively take actions to enhance or support the Company or other stakeholders, except as may be reasonably requested in connection with your consultation duties hereunder.
     (b)(i) You acknowledge and reaffirm an ongoing obligation not to divulge or disclose to any other person or entity any trade secrets or other non-public or confidential information that relates to the Company, its businesses, business prospects, finances, accounting, products, trademarks, shareholders, vendors, customers, or consumers. These trade secrets and/or non-public or confidential information include but are not limited to product, manufacturing, marketing, sales, customer, consumer, financial, cost, pricing, strategic planning, Board of Director and its Committee activities, the shareholders and their holdings and relationships with the Company, legal and/or regulatory information, information identifying customers and the terms of their agreements or dealings with the Company, and all other non-public or confidential information that you obtained during the course of your employment with the Company.
     (b)(ii) You acknowledge and agree that you will not, directly or indirectly, enter into any discussions, negotiations, arrangements or understandings with, or assist, advise, encourage, or otherwise participate overtly or covertly with any party (including but not limited to a future employer) in any attempt to take-over the Company, the term “take-over” being defined in the broadest possible extent to include without limitation the acquisition of Class A Common Stock or other securities of the Company, any proxy solicitation involving the Company, the acquisition of a material portion of the Company’s assets, any attempt to elect Directors to the

Phoebe A. Wood
April 28, 2008

Company’s Board of Directors who have not been nominated by the Board, advocating the Company’s restructuring, merger or involvement in another business combination, or gaining any voting interest in the Company; provided, however, that, nothing in this subsection will prevent you from personally or for your family or heirs, acquiring or selling Class A Common Stock or other securities of the Company in amounts not to exceed 1% of any class thereof.
     5. This Agreement is conditioned on you signing and not revoking the Release attached as Exhibit A. This Agreement becomes effective on the later of (i) May 1, 2008, or (ii) the eighth calendar day following your executing, and not thereafter validly revoking, the Release .
     6. The Company agrees and understands that it has certain ongoing obligations to you, whether or not you enter into this Agreement and the attached Release, and that these obligations will not be affected or superseded by this Agreement and attached Release. These obligations are:
     (a) You will continue to be entitled to reimbursement of business expenses incurred prior to April 30, 2008, upon presentation of proper documentation thereof and application for reimbursement in accordance with current Company policy. The Company will remit the amounts to be reimbursed under this paragraph as soon as practicable thereafter.
     (b) Except as the restricted stock awards are amended as provided in Section 7(iv), your rights and responsibilities with respect to Company benefit plans are as provided by applicable law, plan provisions including grant and awards documents, and the Company’s administrative guidelines, policies and practices, without regard to whether or not you accept this Agreement. So, for example, whatever rights you have to continue or convert benefit plans, exercise stock options or stock appreciation rights, vest in and have restrictions released under any restricted Company stock previously granted, and to 401(k), retirement plan and SERP benefits are not affected by this Agreement.
     (c) You retain and are not releasing any rights which you may have under the existing or then-current indemnification provision in the Company’s Articles, Bylaws or any employee benefit plan with which you worked at the Company’s request, or any such provisions applying to employees generally, for any actions or claims against you arising out of your tenure as an officer and employee of the Company or any of its subsidiaries or affiliates.
     (d) At the next regular payroll date of the Company following April 30, 2008, the Company will pay to you all unpaid wages earned through that date, together with any accrued, unused vacation pay then due, less applicable withholdings for payroll taxes, insurance co-payments and other customary payroll deductions.
     (e) At the same time and in the same manner as paid to other, active employee participants in the Company’s 2004 Omnibus Compensation Plan, but in no case later than September 30, 2008, you shall be paid in cash the short and long-term annual incentives determined due for all performance periods ending on or before April 30, 2008. Likewise, the Company will pay to you in cash (net of any required tax withholdings) at the same time in 2009 and 2010 and computed in the same manner that amounts are payable to persons then still

Phoebe A. Wood
April 28, 2008

employed by the Company, the elected cash portion of the long term incentive award due you based upon actual Company performance, as compared with your previously established target bonuses, for the performance periods spanning May 1, 2006-April 30, 2009 and May 1, 2007-April 30, 2010.
     (f) The Company acknowledges and agrees that, by virtue of your retirement occurring after your attainment of age 55 and 5 years of service, all outstanding stock options and stock-settled stock appreciation rights (“Options” and “SSARs”) awarded to you and not yet exercised (a list of which is attached hereto as Exhibit B) shall be exercisable from and after the first exercise date thereunder until the earlier of (1) the specific Option or SSAR Expiration Date, or (2) April 30, 2015.
     7. In consideration of your undertakings in Sections 2, 3, 4 and 5 above, the Company will: (i) upon this Agreement becoming effective, pay you a lump sum of $25,000; (ii) pay you $50,000 in each of the 12 months from May 2008 through April 2009; (iii) through April 30, 2009, waive the collection of the portion of your COBRA-continued health insurance coverage cost equal to any cost in excess of the amount similarly situated active employees pay toward their similar health coverage, with the portion payable by you being debited from your payments under (ii) above; and (iv) compute the pro-rata portion of your restricted stock awards which vest April 30, 2008 (a list of which is attached hereto as Exhibit C), by virtue of your employment ending then as if your employment continued through April 30, 2009. In addition, reasonable expenses incurred in providing consulting services will be reimbursed in accordance with the Company’s expense reimbursement policies applicable to its executives generally. All cash payments required by (i) and (ii) above will be deposited directly to your checking account. You will be solely responsible for the payment of any income or other taxes due on these amounts.
     8. (a) The Company may at any time in its sole discretion terminate this Agreement prior to April 30, 2009. (i) If the termination is “for cause” — as defined in the Company’s 2004 Omnibus Compensation Plan — it shall owe you nothing further. (ii) If, on the other hand, the termination is “not for cause” — that is, for any reason not set out in (i) above, or for no reason — then the Company must continue to pay you the balance of the amounts contemplated by Section 7 above, as and when otherwise payable. (b) You may terminate this Agreement by written notice to the Company’s Deputy General Counsel at any time prior to April 30, 2009, in your sole discretion, and if you do so, all further payments due under this agreement will cease and no further payments under this Agreement will be owed to you. Your death or disability prior to the expiration of the term of this Agreement will not constitute a termination by you, or a “for cause” termination by the Company, and all payments or amounts due thereafter to be paid hereunder shall be paid to your personal representative. (c) If neither party terminates this Agreement, it will end April 30, 2009. (d) Regardless of the date or reason that this Agreement terminates, you shall remain bound by the covenants in Section 4 above after termination of the Agreement.
     9. This Agreement shall be governed by the laws of the Commonwealth of Kentucky and disputes concerning its terms shall be decided in the Jefferson County, Kentucky, circuit court; except that the Company may seek enforcement of any of the covenants contained herein in any jurisdiction where it is necessary in its judgment to do so.

Phoebe A. Wood
April 28, 2008

     10. This Agreement and the attached Release constitute the entire agreement between you and the Company and supersede and extinguish any and all other agreements, understandings and contractual commitments that do or may exist in respect of the matters covered herein. Amendments or modifications of this Agreement or its Exhibits will have no effect unless they are reduced to writing and signed by the parties. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against you to the greatest extent permissible.
It is understood and agreed that no release, waiver, or other promise set forth in this Agreement shall be construed to prohibit either the Company or you from enforcing the terms of this Agreement or the benefits and rights preserved by this Agreement and its related Release, in a court of competent jurisdiction.
My signature on this letter reflects the agreement on behalf of the Company to the terms outlined in this letter and the attachments. To confirm your agreement and voluntary acceptance of these terms, please execute this letter in the space set forth below, date your signature, and execute and date the attached Release.
Very truly yours,
BROWN-FORMAN CORPORATION

By:	/s/ James S. Welch

AGREEMENT AND ACCEPTANCE
I agree to the arrangements, benefits and understandings set forth in this letter and the attached Release.

/s/ Phoebe A. Wood

Phoebe A. Wood

April 28, 2008

Date

EXHIBIT A
RELEASE
1. GENERAL
     (a) PURPOSE. I am retiring from my employment with Brown-Forman Corporation effective April 30, 2008. I understand that even if I do not sign this Release and Agreement, I am entitled to certain benefits as described in Section 6 of the letter agreement to which this Release is attached. I further understand that Additional Benefits that the Company has no legal obligation to provide, as described in Section 7 of the letter agreement to which this Release is attached, including a consulting relationship, are being offered to me as consideration in part for my signing and fully complying with this Release and the letter agreement to which this Release is attached (the “Agreement”).
     (b) ENCOURAGEMENT TO CONSULT WITH ATTORNEY. I acknowledge that this Release and the Agreement are binding legal documents and that the Company advises me to consult with an attorney before signing this Release and the Agreement.
     (c) REVIEW AND CONSIDERATION PERIOD. I acknowledge that I hereby am being given at least 21 calendar days to review and consider this Release and Agreement and have had the opportunity to use as much of that time as I wish before signing it.
I wish to accept the role described in the Agreement with its compensation and benefits and in exchange agree as follows:
2. RELEASE
I agree to release Brown-Forman Corporation and all of its divisions, subsidiaries, affiliates, employees, officers, directors, and its and their successors and assigns (hereinafter referred to as the “Company”) from all claims, liabilities, demands and causes of action which I may have or claim to have against any one or more of them arising to and including the date and time I have executed this Agreement and Release.
     (a) I agree the released claims, liabilities, demands and causes of action include but are not limited to all claims, liabilities, demands and causes of action that involve or relate in any way to (i) my employment with the Company through April 30, 2008; and (ii) the cessation of my employment with the Company effective April 30, 2008, except for those rights and obligations preserved or created by the Agreement.
     (b) This release includes but is not limited to all claims that I may have for discrimination on the basis of religion, national origin, race, sex, disability, religion, age (including all claims under the Age Discrimination in Employment Act of 1967 as amended), and all other protected classifications under any other federal, state or local laws or regulations, except as noted in subparagraph (f) below. I also release any and all common law and statutory claims, including but not limited to, contract, tort or wrongful discharge claims to the fullest extent allowed by law.

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     (c) I also waive and release to the maximum extent allowed by law all monetary and other relief, which may be sought on my behalf by other persons or agencies.
     (d) As part of this Release, I agree never to make any claim or institute any suit, complaint, proceeding, grievance or action of any sort in any court, administrative agency or tribunal arising from my employment with the Company or any other occurrence prior to my signing this Release, except as noted in subparagraph (f) below, or to cooperate with any other person who does so. If I violate this promise, then I agree that I will pay to the Company the lesser of actual attorney fees and other costs incurred by the Company in defending such suit or the amount of the Additional Benefits received by me under Section 7 of the Agreement less $5,000.
     (e) This release covers claims that are both known and unknown. I agree to waive all rights under Section 1542 of the Civil Code of the State of California which, if applicable, provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Notwithstanding Section 1542 or similar laws in other states, I understand that if I should in the future believe or discover that I have any claims arising before the date I sign this Release and Agreement, that I will not be able to pursue them.
     (f) This release does NOT waive: (i) any right or claims which might arise after the date I sign this Release and the Agreement or that cannot be waived in a private agreement as a matter of law; or (ii) the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or similar state or local agency; or (iii) the right, to the extent permitted by law, to make a claim under the Age Discrimination in Employment Act that includes a challenge to the validity of this Release; or (iv) any rights preserved by or created under the Agreement.
3. AGREEMENT. I further agree to comply with all commitments and obligations that are imposed on me as set forth in the accompanying Agreement.
4. OTHER MATTERS
     (a) RIGHT TO REVOKE. I understand that I may revoke this Release and Agreement within seven (7) calendar days after I sign it by delivering a written notice of revocation to Paul Varga, 850 Dixie Highway, Louisville, KY 40210, by no later than the close of business on the seventh day after I sign this Release. I understand that, if I revoke this Release and the Agreement, neither shall be effective or enforceable and I will not receive the Additional Benefits referred to in Section 7 of the Agreement.
     (b) ENTIRE AGREEMENT. I agree that this Release and the Agreement and constitute the entire agreement between the Company and me; that the Company has not made any promises to me other than as set forth in this Release and the Agreement, and that no amendment or modification may be made to this Release and the Agreement unless in writing and signed by me and the Company. I agree that if any part of this Release and Agreement or the accompanying

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letter (and/or attachments thereto) is found to be illegal or unenforceable, the rest of Release and Agreement will nevertheless be enforceable.
5. CONCLUSION
I ACKNOWLEDGE AND AFFIRM THAT I HAVE CAREFULLY READ THIS RELEASE AND THE AGREEMENT. I UNDERSTAND THIS RELEASE AND THE AGREEMENT AND HAVE NO QUESTIONS ABOUT WHAT THEY MEAN. I HAVE NOT BEEN FORCED OR INTIMIDATED IN ANY WAY TO SIGN THIS RELEASE, AND I KNOWINGLY AND VOLUNTARILY ENTER INTO THIS RELEASE AND THE AGREEMENT AND INTEND THAT THEY BE GIVEN FULL FORCE AND EFFECT.

/s/ Phoebe A. Wood

Phoebe A. Wood

April 28, 2008

Date Signed

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Exhibit B

Options and SAR’s
		SHARES	SHARES	FIRST
		AVAILABLE	UNAVAILABLE	EXERCISE	EXPIRATION
INCENTIVE	AWARD DATE	FOR EXERCISE	FOR EXERCISE	DATE	DATE
Stock Option	05/23/2001	17,314		05/01/2004	04/30/2011
Stock Option	07/31/2001	17,735		05/01/2004	04/30/2011
Stock Option	07/25/2002	22,562		05/01/2005	04/30/2012
Stock Option	07/24/2003	14,863		05/01/2006	04/30/2013
Stock Option	07/22/2004	14,437		05/01/2007	04/30/2014
SSAR	07/28/2005		8,796	05/01/2008	04/30/2015
SSAR	07/27/2006		8,567	05/01/2009	04/30/2016
SSAR	07/26/2007		9,869	05/01/2010	04/30/2017

Exhibit C

Restricted Stock

		Elapsed			Shares
	Restricted	months	Total	Pct	to be
Awarded	Shares	Per Agmt	Term	Vested*	Delivered
Jul-03	3,797	72	96	75.0%	2,848
Jul-04	4,257	60	60	100.0%	4,257
Jul-05	3,227	48	60	80.0%	2,582
Jul-06	2,741	36	60	60.0%	1,645

				Estimated
Current RS award in process				Come-in*		Estimated
Jul-07	$150,000	24	48	1.6	50.0%	$120,000

*	Actual payout will be more or less, based upon the actual come-in determined late May 2008. You may choose payment in cash or equivalent shares.